Filed Pursuant to Rule 424 (b)(2)

Registration No. 333-156118

Pricing Supplement No. 24 (to Prospectus and Prospectus Supplement each dated December 15, 2008)

$10,000,000

AKTIEBOLAGET SVENSK EXPORTKREDIT (Publ)

(Swedish Export Credit Corporation)

Commodity Index Linked Notes

due July 1, 2010

These notes are issued by Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) (“SEK”). Your return on the notes at maturity is linked to the performance of the MLCX – Enhanced Benchmark B04 Total Return Index, which we call the “MLCXB04T”, or the “Index”. The notes are not principal-protected. As a result, at maturity you may receive less than all, and possibly none of, your principal investment.

On the Maturity Date, we will pay you a Redemption Amount in cash, which will be based on the difference between the Initial Index Value of 620.5598 and the Final Index Value, as determined on the Final Valuation Date. The Redemption Amount will equal the principal amount of your notes times the sum of one, plus three times the Index Result, as adjusted to reflect fees and the T-Bill Yield, and as more fully described herein.

We will also pay interest on the notes at maturity or upon earlier redemption at a rate equal to three-month U.S. dollar LIBOR minus a spread of 0.27% per annum.

The holder of the notes may exercise the right to require us to redeem the notes in whole, but not in part (i.e., a holder may only redeem the entire Aggregate Principal Amount of the notes), prior to the Stated Maturity Date for a Redemption Amount determined on the fifth New York business day following the date the holder gives notice of such exercise, as more fully described herein. Any such notice given in respect of less than the full Aggregate Principal Amount of the notes issued pursuant to this pricing supplement will be invalid and will not be honored.

An automatic early redemption event will be deemed to have occurred on any Index Business Day on which the MLCXB04T settles at a level equal to or below 85.00% of the Initial Index Value. Upon an Automatic Redemption, you will receive the Redemption Amount determined using the closing value of the MLCXB04T on the Index Business Day immediately following the date of such event, plus interest accrued to the Settlement Date. The amount you will be entitled to receive in such event will be significantly less than the principal amount of your notes.

The notes are also subject to early redemption by the Issuer in the event of changes in Swedish tax law. In the event of any such redemption, different procedures for determining the redemption amount due will apply. See “Early Redemption for Tax Reasons” on page P-6 herein.

See “Risk Factors” beginning on Page P-7 to read about factors you should consider before buying the notes.

THESE NOTES ARE NOT PRINCIPAL PROTECTED. YOU MAY LOSE A SIGNIFICANT AMOUNT, OR EVEN ALL, OF YOUR INVESTMENT IN THE NOTES. THE NOTES ARE OBLIGATIONS OF SEK, AND NOT OF THE KINGDOM OF SWEDEN.

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) has agreed to purchase the notes from us at the Issue Price, which is equal to 100% of the principal amount of the notes. Merrill Lynch proposes to offer the notes to the public at the Issue Price.

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$10,000,000	100%	$10,000,000	$558.00 (1)

(1)    The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of this pricing supplement, there are unused registration fees of $2,778.31 on account in respect of the registration statement on Form F-3 (No. 333-156118) filed by us on December 15, 2008 of which this pricing supplement is a part. After giving effect to the registration fee for this offering, $2,220.31 shall remain available for future offerings.

Merrill Lynch expects to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York, on June 2, 2009.

“Merrill Lynch Commodity Index eXtra” and “MLCX – Enhanced Benchmark B04 Total Return Index” are trademarks of Merrill, Lynch, Pierce, Fenner & Smith Limited (“MLPF&S”), and have been licensed to the Issuer by Merrill Lynch Commodities, Inc. (“MLCI”), a sub-licensee of MLPF&S. MLPF&S and MLCI are affiliates of Merrill Lynch. MLPF&S is the Index Publisher. MLCI acts as the “Index Manager” with respect to the Index and as the “Calculation Agent” with respect to the notes.

Merrill Lynch & Co.

May 26, 2009

ABOUT THIS PRICING SUPPLEMENT

This pricing supplement is a supplement to:

•	the accompanying prospectus supplement dated December 15, 2008 relating to our medium-term notes, series E, due nine months or more from their date of issue; and

•	the accompanying prospectus dated December 15, 2008 relating to our debt securities.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus or the prospectus supplement. We have not authorized anyone to provide you with different information. We and Merrill Lynch are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them. This means:

•	incorporated documents are considered part of this pricing supplement;

•	we can disclose important information to you by referring you to those documents;

•	information in this pricing supplement automatically updates and supersedes information in earlier documents that are incorporated by reference in the prospectus; and

•	information that we file with the SEC that we incorporate by reference in this pricing supplement will automatically update and supersede this pricing supplement.

We incorporate by reference our annual report on Form 20-F for the fiscal year ended December 31, 2008, which we filed with the SEC on May 20, 2009.

We also incorporate by reference each of the following documents that we may file with the SEC after the date of this pricing supplement but before the end of the offering of the notes:

•

any report on Form 6-K filed by us pursuant to the Securities Exchange Act of 1934 that indicates on its cover or inside cover page that we incorporate it by reference in the registration statement of which this pricing supplement is a part; and

•	reports filed under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Aktiebolaget Svensk Exportkredit (Publ)

(Swedish Export Credit Corporation)

Västra Trädgårdsgatan 11B

10327 Stockholm, Sweden

Tel: 011-46-8-613-8300

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SUMMARY DESCRIPTION OF THE NOTES

We will issue the notes under the indenture. The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the notes and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the notes. You should read the indenture and the supplemental indentures before making your investment decision. We have filed copies of these documents with the SEC and at the offices of the Trustee. You should also carefully consider the matters set forth under “Risk Factors” before you decide to invest in the notes.

For the purposes hereof, the terms “Debt Securities,” “Indexed Security” and “Principal Indexed Security” used in the prospectus, and the terms “Notes” and “Indexed Notes” used in the prospectus supplement, include the notes we are offering in this pricing supplement.

Issuer:	Aktiebolaget Svensk Exportkredit (Publ)

Denominations:	$1,000,000 (minimum denomination), and integral multiples of $100,000 in excess thereof

Aggregate Principal Amount:	$10,000,000

Net Proceeds:	$10,000,000

Pricing Date:	May 26, 2009

Issue Date:	June 2, 2009

Maturity Date:

July 1, 2010 (the “Stated Maturity Date”), subject to postponement due to a Market Disruption Event. If the determination of the Final Index Value is postponed to or beyond the second (2nd) New York Business Day immediately prior to the Stated Maturity Date due to a Market Disruption Event or otherwise, the Maturity Date will be postponed so that the Maturity Date will be the second (2nd) New York Business Day following the date of the determination of the Final Index Value.

Index:	The MLCX – Enhanced Benchmark B04 Total Return Index (“MLCXB04T”), or any successor index, subject to the provisions of “Modification of Index” and “Replacement Index” below.

Index Description:

The MLCX – Enhanced Benchmark B04 Total Return Index (MLCXB04T) is a fully collateralized version of the MLCX – Enhanced Benchmark B04 Index (MLCXB04), which is itself a modified version of the Merrill Lynch Commodity Index eXtra (MLCX).  The MLCXB04T measures the performance of an investment in the commodity markets over time. The MLCXB04T is fully collateralized because it combines the returns of the MLCXB04 with the returns on cash collateral invested in U.S. Treasury Bills.  The Index is also designed as a “tradable” index that is readily accessible to market participants. The MLCXB04T tracks the returns of rolling commodities futures contracts.  The MLCXB04T is currently comprised of futures contracts (each, an “Index Component”) in respect of 24 physical commodities.  A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The 24 commodities that currently comprise the Index (the “Index Commodities”) are: aluminum, cocoa, coffee, copper, corn, cotton, crude oil (Brent), crude oil (WTI), feeder cattle, gasoil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, sugar, unleaded gasoline, wheat (Chicago), wheat (Kansas City) and zinc. The Index Commodities currently trade on United States exchanges, with the exception of aluminum, copper, lead nickel and zinc, which trade on the London Metal Exchange.  For information regarding the “rolling” of the contracts, please see “MLCX – Enhanced Benchmark B04 Total Return Index—Merrill Lynch Commodity Index eXtra—Contract Selection—Rolling” herein.

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Issue Price:	100%

Redemption Price:	An amount in cash payable on the Settlement Date equal to the sum of the Redemption Amount plus the Interest Amount.

Settlement Date:

(i) The Stated Maturity Date with respect to a redemption on the Stated Maturity Date and (ii) the fifth (5th) New York Business Day following the Final Valuation Date with respect to a redemption following an Optional Redemption or Automatic Redemption.

Redemption Amount:

An amount equal to the greater of (i) zero and (ii) the Outstanding Principal multiplied by the sum of (A) 1 plus (B) the product of (I) 3 times (II) the Index Result minus Fees minus the T-Bill Yield.

Outstanding Principal:

On a Final Valuation Date in relation to the Stated Maturity Date, an Automatic Redemption or an Optional Redemption in full of a note, the outstanding Aggregate Principal Amount of such note on such date.

Index Result:	The Final Index Value divided by the Initial Index Value minus 1.

Final Index Value:	The settlement price of the Index as it appears on Bloomberg page “MLCXB04T Index” or Reuters page “MLCXB04TR=MERL” (or any successor page of either) on the Final Valuation Date.

Initial Index Value:	620.5598

Fees:	0.50% multiplied by the number of days from and including the Pricing Date to but excluding the Final Valuation Date divided by 365.

T-Bill Yield:

The yield, expressed as a percentage, equal to the U.S. Treasury Bill return as measured on each date from the day following the Pricing Date to and including the Final Valuation Date and calculated pursuant to the following formula:

where:

“TBilld-1” means, on any Index Business Day, the 91-day weekly auction high rate for U.S. Treasury Bills, as reported on Reuters page “USAUCTION10”, or any successor page, on the most recent day prior to such Index Business Day on which such rate was published, expressed as a money market rate.

Optional Redemption:

The holders of the notes have the right to request an early redemption of the notes in whole (i.e., such a redemption request may only be made in respect of the entire Aggregate Principal Amount of the notes) on any Optional Repayment Date at the applicable Redemption Price upon written notice to the Calculation Agent, the Trustee and the Issuer on the form entitled “Option to Elect Repayment” attached hereto as Exhibit A.

Optional Repayment Dates:	Each Index Business Day from and excluding the Issue Date to but excluding June 24, 2010, on which notice of the exercise of an Optional Redemption is given in accordance with the terms hereof.

Automatic Redemption:	The notes will be automatically redeemed in full, at the applicable Redemption Price, if a Trigger Event occurs.

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Trigger Event:

A Trigger Event will be deemed to occur on the first Index Business Day from and excluding the Issue Date to but excluding June 24, 2010, on which the closing level of the Index is equal to or less than 85.00% of the Initial Index Value.

Final Valuation Date:

(i) in the case of redemption on the Stated Maturity Date, June 24, 2010; (ii) in case of an Optional Redemption, the Optional Repayment Date, provided that notice of the exercise of the Optional Redemption is received by the Calculation Agent prior to 11:00 a.m., New York time, on such date, or, if such notice is given after 11:00 a.m., New York time, the first Index Business Day following the date on which such notice is given; and (iii) in case of an Automatic Redemption, the Index Business Day immediately following the Trigger Event; provided in each case that if a Market Disruption Event exists on any such Final Valuation Date, such date shall not be considered the Final Valuation Date but the Final Valuation Date shall be determined in accordance with the provisions of “Disruption Fallback” below.

Interest Amount:

An amount equal to the interest accrued on the outstanding Aggregate Principal Amount of the notes at the Interest Rate Basis specified below (plus the Spread) during each Interest Period. This rate will be set initially on the Issue Date and will subsequently reset on each Interest Reset Date. The Interest Amount will be paid on the applicable Settlement Date as part of the Redemption Price. For the avoidance of doubt, no interest payments will be made until the applicable Settlement Date.

Interest Rate Basis:

USD LIBOR for a maturity corresponding to the Designated Maturity at 11:00 a.m., London time, on the applicable Interest Reset Date, as reported on the Designated LIBOR Page. For the avoidance of doubt, the Interest Rate Basis will not be re-evaluated even if the Maturity Date is postponed due to a Market Disruption Event at the end of the final Interest Period.

Interest Period:

The period from and including an Interest Reset Date (or, with respect to the first Interest Period, the Issue Date) to but excluding the immediately following Interest Reset Date (or, with respect to the last Interest Period, the applicable Settlement Date).

Interest Reset Dates:

Quarterly on the 1st day of January, April and October beginning on October 1, 2009. (Long first period, no interpolation.) If any scheduled Interest Reset Date would otherwise be a day that is not a London Business Day, the Interest Reset Date will be the immediately preceding day that is a London Business Day.

Interest Payment Date:	The applicable Settlement Date. For the avoidance of doubt, no interest payments will be made until the applicable Settlement Date.

Minimum Interest Rate:	0%

Spread:	- 0.27% (minus 0.27 per cent)

Designated Maturity:	Three months

Designated LIBOR Page:	Reuters page “LIBOR01” (or any successor or replacement page thereof)

Index Business Day:	As defined in the most current MLCX Handbook.

Day Count Fraction:	Actual/360

London Business Day:	A day on which commercial banks and foreign exchange markets settle payments generally in London.

New York Business Day:	A day on which commercial banks and foreign exchange markets settle payments generally in the City of New York.

Trading Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted on the relevant exchange(s) for an applicable commodity included in the Index.

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Market Disruption Event:

The occurrence, as determined by the Calculation Agent, of one or more of the following: (i) a material limitation, suspension or disruption of trading in one or more of the Index Components, (ii) the settlement price for any Index Component being a “limit price” or (iii) the exchange on which any Index Component trades failing to report or publish a settlement price for such Index Component. The Calculation Agent will inform the Issuer promptly upon determining that a Market Disruption Event has occurred.

Disruption Fallback:

If a Market Disruption Event occurs on the Final Valuation Date, the Calculation Agent will calculate the Final Index Value using (i) for those Index Components that did not suffer a Market Disruption Event on such Final Valuation Date the final settlement prices for such Index Components on such Final Valuation Date and (ii) for each Index Component included in the Index that did suffer a Market Disruption Event on such Final Valuation Date the final settlement price for each such Index Components on the Trading Day immediately succeeding such Final Valuation Date on which the final settlement price for such Index Component was not affected by a Market Disruption Event; provided that, if a Market Disruption Event has occurred on each of the three (3) Trading Days immediately succeeding such Final Valuation Date, the Calculation Agent will make a good faith estimate of the price of the relevant Index Component and, using that price, determine the Final Index Value.

Modification to Index:

If the Index Publisher and the Index Manager change their method of calculating the Index in any material respect, as determined by the Calculation Agent, (which is initially MLCI, the Index Manager), then the Calculation Agent may, in its role as the Calculation Agent, make adjustments necessary in order to arrive at a calculation of value comparable to the Index as if such changes or modifications had not been made and calculate the Final Index Value in accordance with such adjustments.

Replacement Index:

If, following the date on which the notes are issued, the Index Publisher and/or the Index Manager cease to publish the Index following the Issue Date and neither the Index Publisher, the Index Manger nor any other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts, then the Final Index Value with respect to the notes will be calculated by the Calculation Agent (which is initially MLCI) in accordance with the formula applied to calculate the Index on the last day on which the Index was published.

Calculation Agent and Index Manager:	Merrill Lynch Commodities, Inc. (“MLCI”)

Index Publisher:	Merrill Lynch, Pierce, Fenner & Smith Limited (“MLPF&S”). In addition, MLCI is involved in the preparation of the Index, in its role as the Index Manager.

Early Redemption for Tax Reasons:

The Issuer cannot redeem the notes prior to maturity (and other than in the case of Automatic Redemption) unless, due to the imposition by Sweden or one of its taxing authorities of any tax, assessment or governmental change subsequent to the date of this issuance of the notes, the Issuer would become obligated to pay additional amounts. If such an imposition occurs, the Issuer may at its option redeem the notes (in whole, but not in part) by giving notice specifying a redemption date at least 30 days, but not more than 60 days, after the date of the notice. In such event, the redemption price will be equal to the fair market value of the notes on the fifth Trading Day prior to the redemption date, as determined by the Calculation Agent in good faith and in a commercially reasonable manner to be fair and equitable to the holders of the notes (which determination shall be binding on the Issuer and the holders of the notes).

Early Redemption following Event of Default:	The redemption price for each note being accelerated by the holders shall equal the market value of such note on the date of the declaration of acceleration, as determined by the Calculation Agent.

CUSIP:	00254EHU9

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RISK FACTORS

The following section of this pricing supplement contains information about risks that are particular to the notes or the medium-term notes in general. Investors in the notes are also exposed to further risks related to the issuer of the notes, SEK, which are described in SEK’s annual report on Form 20-F for the year ended December 31, 2008, filed with the SEC and incorporated by reference herein. See the information under “Risk Factors” beginning on page 4 of the annual report on Form 20-F.

Unlike ordinary debt securities, the return on the notes depends on changes in values of a basket of futures contracts on specified commodities calculated by the methodologies described under “MLCX – Enhanced Benchmark B04 Total Return Index” in this Pricing Supplement. As described in more detail below, the value of the notes may vary considerably before the Maturity Date due, among other things, to fluctuations in the prices of the futures contracts that make up the MLCX – Enhanced Benchmark B04 Index and U.S. Treasury Bills, as well as other events that are difficult to predict and beyond our control. The notes are a riskier investment than ordinary debt securities. Also, the notes are not equivalent to investing directly in the futures contracts comprising the MLCX – Enhanced Benchmark B04 Index or U.S. Treasury Bills. Potential investors should carefully consider the risks set forth below before investing in the notes.

The notes are financial instruments that are suitable only for sophisticated investors who are experienced with respect to derivatives and derivative transactions and indexed instruments, and who are able to bear the loss of a portion of their principal investment. An investment in the notes is speculative and involves a substantial degree of risk. Accordingly, potential investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of their particular circumstances. For further information, see “Risks associated with foreign currency notes and indexed notes” in the prospectus supplement.

You may lose all or a significant amount of your investment in the notes. We will not repay you a fixed amount of principal on the notes at maturity and we are not liable for any loss of principal that you may incur due to fluctuations in the Index value.

The Redemption Amount will depend on the change in the value of the MLCXB04T. Because the value of the Index is subject to market fluctuations, the Redemption Amount may be less than the principal amount of the notes, and you will lose part or all of your investment if the Final Index Value is below the Initial Index Value. Even if the Final Index Value is above the Initial Index Value, you may lose part of your investment if the excess does not offset the deduction in the Redemption Amount for the cost of providing the commodity-linked return on the notes. You may also lose part or all of your investment if you sell the notes before their maturity.

The notes will not be listed and there may be little or no secondary market; in addition, certain costs may affect the value of your notes.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or included in any inter-dealer market quotation system or any electronic communication network, and there may be little or no secondary market for the notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the differences between bid and ask prices for the notes in any secondary market could be substantial.

In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the notes. In structuring the economic terms of the notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide Merrill Lynch with compensation for its services in developing the securities. If a market-maker (which may be Merrill Lynch) makes a market in the notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the notes, namely compensation for developing and hedging the product and other costs associated with the notes. This quoted price could be higher or lower than the Issue Price. Merrill Lynch is not obligated to make a market in the notes.

Assuming there is no change in the value of the Index and no change in market conditions or any other relevant factors, the price, if any, at which a dealer or other purchaser might be willing to purchase your notes in a secondary market transaction is expected to be lower than the original offering price. This is due to, among other things, the fact that the original offering price included, and secondary market prices are likely to exclude, the development and hedging costs associated with, the notes.

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Your notes will be automatically redeemed if the Index closes at a level equal to or less than 85.00% of the Initial Index Value.

If on any Index Business Day prior to June 24, 2010, the closing value of the Index is equal to or less than 85.00% of the Initial Index Value, which we call a Trigger Event, your notes will be automatically redeemed. The automatic early redemption amount will be based on the performance of the Index, as reduced by interest charges and fees for providing the Index-linked return on the notes, as determined on the Index Business Day immediately following the Trigger Event. In this case, you will receive a Redemption Amount that will likely be significantly less than the principal amount of your original investment in the notes.

The formula for determining the Redemption Amount does not take into account all developments in the MLCXB04T over the term of the notes.

The formula used to calculate the Redemption Amount only compares the Initial Index Value and the Final Index Value. No other Index levels will be taken into account for that purpose. As a result, you may lose part of your investment even if the Index has risen at certain times during the term of the notes before falling to a level below the Initial Index Value on the Final Valuation Date.

Past Index performance is no guide to future performance.

The actual performance of the MLCXB04T over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the MLCXB04T or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Index.

There is a greater possibility that the MLCXB04T will decline substantially over the short term than over the longer term.

The term of the notes is approximately one year. Historical information indicates that, although the MLCXB04T has been profitable over most twelve month periods, it has performed significantly better over three- and five-year periods. In addition, the value of the Index has declined sharply in the last few months. There is a greater risk over the shorter term than the longer term that the MLCXB04T may decline, causing significant losses.

The notes have increased sensitivity to changes in the value of the Index

Because the investment in the notes is leveraged, changes in the value of the Index will have a greater impact on the payout on the notes than on the payout on securities that are not so leveraged. Since the leverage factor provides 300% exposure to increases and decreases in the value of the Index, every 1% change in the value of the Index will translate into an approximate 3% change in the value of the Redemption Amount the holder will receive. In particular, any decrease in the value of the Index would result in a significantly greater decrease in the Redemption Amount and the holder would suffer losses on the investment in the notes substantially greater than if the notes did not contain a leverage component. In addition, the downward adjustments to the Index Result for the Fees and the T-Bill yield are also multiplied by a factor of three and thus have a leveraged negative impact on the Redemption Amount the holder will receive.

Data sourcing, calculation and concentration risks associated with the MLCXB04T may adversely affect the market price of the notes.

The notes are linked to the Index, which is composed of a basket of 24 exchange-traded futures contracts (each, an “Index Component”), and is therefore less diversified than funds or investment portfolios investing in a broader range of products. Accordingly, the notes could experience greater volatility than such other investments. Additionally, the rebalancing of the Index is subject to potential errors in data sources or other errors that may affect the weighting of the Index Commodities. Additionally, the Index Publisher and/or the Index Manager may not discover every discrepancy. The Index Publisher and the Index Manager also have discretion in making decisions with respect to the Index and has no obligation to take the needs of the holders of the notes into consideration when rebalancing or making any other changes to the Index. Finally, the exchange-traded commodities underlying the Index Components are concentrated in a limited number of sectors. An investment in the notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

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The value of your notes may be influenced by many factors that are complex and unpredictable.

When we refer to the value of the notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the maturity date.

The value of the notes will be affected by many factors that are beyond our control and are unpredictable. Moreover, these factors interrelate in complex ways, and the effect of one factor on the value of the notes may offset or enhance the effect of another factor. One of the risks in investing in a product tied to the MLCXB04T is the complexity of the different factors which contribute to the results of the Index. The MLCXB04T could decline in a wide range of market scenarios, including ones in which other commodity indices rise substantially.

Prices of commodity futures contracts may change unpredictably, affecting the value of the notes in unforeseeable ways.

Prices of commodity futures contracts are affected by a variety of factors, including weather, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the level of the Index and the value of the notes in varying ways, and different factors may cause the value of different Index Components, and the volatilities of their prices, to move in directions not anticipated in the methodologies underlying the Index.

The Index level will affect the value of the notes, but the market value of the notes may not change in the same manner as the level of the Index.

We expect that the market value of the notes at any particular time will depend substantially on the amount, if any, by which the level of the Index at that time has risen above or has fallen below the Initial Index Value.

However, the value of the notes may develop quite differently from the performance of the Index. For the reasons described above under “The formula for determining the Redemption Amount does not take into account all developments in the MLCXB04T over the term of the notes” and other market-related reasons, such as those described below, changes in the level of the Index may not result in comparable changes in the value of the notes. If you sell notes prior to maturity, you may receive substantially less than the amount that would be payable if the Redemption Amount were calculated as if your date of sale were the Maturity Date because of an expectation that the Index value will continue to fluctuate, or exhibit volatility, until the Final Index Value is determined. If you sell your notes at a time when the level of the Index has generally trended below, or not sufficiently above, the Initial Index Value, you may receive less than the principal amount of your notes. Political, economic and other developments that affect the Index Commodities may also affect the level of the Index and, indirectly, the market value of your notes.

Changes in interest rates are likely to affect the value of the notes.

We expect that the value of the notes, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect the notes and a traditional debt security to different degrees.

The notes will be obligations of SEK. No other company or entity will be responsible for payments under the notes.

The notes are to be issued by the Company. The notes will not be guaranteed by any other company or entity. No other entity or company will be responsible for payments under the notes or liable to holders of the notes in the event SEK defaults under the notes. The notes will not be obligations of, or guaranteed by, the Kingdom of Sweden or any internal division or agency thereof. The notes will not be issued by or guaranteed by Merrill Lynch. Neither the Kingdom of Sweden nor Merrill Lynch will have any liability to purchasers of the notes in the event SEK defaults on the notes.

Any decline in our credit ratings may affect the value of the notes.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated declines in our credit ratings may affect the value of the notes.

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There may be conflicts of interest between you and Merrill Lynch and its affiliates.

Certain activities conducted by Merrill Lynch and its affiliates (including Bank of America Corporation and its subsidiaries) may conflict with your interests as a holder of the notes. For example, as indicated above, we have elected to hedge our obligations under the notes with an affiliate of Merrill Lynch. It is possible that Merrill Lynch could receive substantial returns with respect to these hedging activities while the value of your notes may decline.

Merrill Lynch and its affiliates may also engage in trading for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers relating to one or more of the Index Components or in the underlying commodities. Any of these activities of Merrill Lynch or its affiliates could adversely affect the value of the Index – directly or indirectly, by affecting the value of the Index Commodities – and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

In addition, we have issued, and Merrill Lynch and its affiliates may also issue, and have also underwritten, other securities or financial or derivative instruments linked to the MLCXB04T, which may compete with the notes. By introducing competing products into the market in this manner, we or Merrill Lynch and its affiliates may adversely affect the market value of the notes and the amount we pay on the notes at maturity. To the extent that Merrill Lynch or its affiliates serve as issuer, agent or underwriter of those securities or other similar instruments, their interests with respect to those products may be adverse to your interests as a holder of the notes.

Finally, MLPF&S, an affiliate of Merrill Lynch, is the Index Publisher, and MLCI, another affiliate of Merrill Lynch, is the Index Manager. All determinations with respect to the value of the Index are made by MLPF&S and MLCI. MLPF&S and MLCI may adjust the manner in which the value of the Index is calculated from time to time.

As Calculation Agent, MLCI will have the authority to make determinations that could affect the market value of your notes and the amount you receive at maturity.

As calculation agent for the notes, MLCI, an affiliate of Merrill Lynch, will have some discretion in making various determinations that affect the notes, including the Final Index Value or the redemption amount payable on any early redemption for tax reasons or any acceleration, various interest rate determinations (including three-month LIBOR and the T-Bill return), and in some cases when a market disruption event is occurring, daily contract reference prices for futures contracts. We will use these determinations to calculate how much cash we must pay at maturity. The exercise of this discretion by MLCI could adversely affect the value of the notes and may present Merrill Lynch and its affiliates with a conflict of interest of the kind described above under “There may be conflicts of interest between you and Merrill Lynch and its affiliates.”

Suspensions or disruptions of trading in the commodity and related futures markets may adversely affect the value of the notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, trading restrictions will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of the Index and, therefore, the value of your notes.

If a Market Disruption Event occurs in respect of any Index Component, the value of that contract at the Final Valuation Date, the Final Index Value and the Redemption Amount will be calculated by the Calculation Agent in good faith in the manner described under “Disruption Fallback” on page P-5 above. Accordingly, the calculation of your indexed payment may be delayed beyond what would otherwise be the valuation date and may be subject to the judgment of the Calculation Agent. Additionally, regardless of the market disruption event, the Index Publisher and the Index Manager may continue to calculate the value of the Index and publish such value. Therefore, if a market disruption event occurs, the redemption amount may not reflect the actual value of the Index on the valuation date.

P-10

It is difficult to predict what effect higher and lower future prices of commodities included in the MLCXB04T, relative to their current prices, may have on its value.

As the contracts that underlie the MLCXB04T come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May may specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in October. This is accomplished by selling the July contract and purchasing the October contract. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the October contract, thereby creating a “roll yield”. Some commodities futures contracts included in the Index, such as the contract for gold, have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Unlike commodities indices which reflect contracts only in long positions and where the absence of backwardation in the market for a commodities futures contract could result in negative “roll yields,” the presence of short positions in the Index means one cannot predict the effect of contango and backwardation on the value of the Index.

Changes in the composition and valuation of the MLCXB04T may adversely affect your notes.

The composition of the MLCXB04T may change over time or other modifications may be made to the MLCXB04T in the future. Such changes could adversely affect the value of the notes. Such changes may be made by MLPF&S, in its role as the Index Publisher, in coordination with MLCI, in its role as the Index Manager. Holders of the notes should make their own investigation into the Index. See “The Futures Markets” and “MLCX – Enhanced Benchmark B04 Total Return Index" below for additional information.

Holders have no right to receive delivery of the commodities underlying the Index.

Investing in the notes will not make holders owners of any of the Index Commodities. Any amounts due on the notes will be paid in cash, and holders will have no right to receive delivery of any Index commodities.

Payment of the Interest Amount is deferred until the settlement date.

Although the Interest Amount is calculated on a quarterly basis, the Interest Amount is not capitalized and is not paid until the Settlement Date. Holders therefore do not have the ability to earn a return on the Interest Amount during the term of the note.

The notes are subject to redemption only in whole, and not in part.

Because the notes are only subject to Optional Redemption in full, and not in part, no holder of less than the full $10,000,000 in aggregate principal amount of the notes will be able to effect any Optional Redemption.

There is no affiliation between the Index Publisher or the Index Manager, on the one hand, and the Issuer, on the other hand, and there is no responsibility on the part of the Issuer for any disclosure by the Index Publisher and/or the Index Manager.

Neither the Issuer nor any of its affiliates assumes any responsibility for the adequacy or accuracy of any information provided by the Index Publisher and/or the Index Manager for inclusion in this pricing supplement. Holders of the notes should make their own investigation into the Index. See “The Futures Markets” and “MLCX – Enhanced Benchmark B04 Total Return Index" below for additional information about the Index.

P-11

DESCRIPTION OF THE NOTES

The U.S. $10,000,000 “Aggregate Principal Amount” Commodity Index Linked Notes Due July 1, 2010 (the “notes”) offered hereby are Senior Medium-Term Notes of the Issuer, as described in the prospectus supplement. The notes will be issued on June 2, 2009 (the “Issue Date”) in book-entry form only and will be eligible for transfer through the facilities of the Depositary or any successor depositary. The notes will be issued in minimum denominations of U.S. $1,000,000 and in integral multiples of U.S. $100,000 in excess thereof and will have a “Stated Maturity Date” of July 1, 2010, subject to postponement due to a Market Disruption Event (as defined below). If the determination of the Final Index Value is postponed to or beyond the second New York Business Day immediately prior to the Stated Maturity Date due to a Market Disruption Event or otherwise, the Maturity Date will be postponed so that the Maturity Date will be the second New York Business Day following the date of the determination of the Final Index Value. The notes are offered as index-linked notes with the amount payable upon redemption partially linked to the performance of the MLCX – Enhanced Benchmark B04 Total Return Index (the “Index”). The “Pricing Date” for the notes is May 26, 2009. The holders of the notes have the right to request an early redemption of the notes in whole, but not in part, prior to the Stated Maturity Date (“Optional Redemption”) (as further described below). In addition, the notes will be automatically redeemed in full upon the occurrence of a certain decline in value of the Index (“Automatic Redemption”) (as further described below).

On the Settlement Date (as described below) relating to the Stated Maturity Date, an Optional Redemption or an Automatic Redemption, if any, holders of the notes will receive a single payment in U.S. dollars in an amount equal to the Redemption Price as described below. Since the notes are not principal-protected, such Redemption Price may be significantly less than the invested Aggregate Principal Amount. The Issuer is not liable for any loss of Aggregate Principal Amount that may occur due to fluctuations in the Index value and the calculation of the Redemption Price.

The “Redemption Price” is comprised of an amount in cash equal to the sum of the Redemption Amount plus the Interest Amount and will be calculated by MLCI (the “Calculation Agent”) on the relevant Final Valuation Date (as defined below), subject to postponement due to a Market Disruption Event. The Redemption Amount is linked to the performance of the Index and varies depending on the settlement price of the Index as it appears on Bloomberg page “MLCXB04T Index” or Reuters page “MLCXB04TR=MERL” (or any successor page of either) (the “Final Index Value”) on such Final Valuation Date. The investment of holders in the notes is leveraged by 300% and any percentage increase or decrease in the value of the Index over 620.5598 (the “Initial Index Value”) will be multiplied by a factor of three at the Final Valuation Date. The Index Result will be adjusted downward by a factor of three times the T-Bill Yield and Fees (both as defined below) for the cost of providing a pure commodity-linked return.

The “Redemption Amount” will be an amount equal to the greater of (i) zero and (ii) the Outstanding Principal multiplied by the sum of (A) 1 plus (B) the product of (I) 3 times (II) the Index Result minus Fees minus the T-Bill Yield.

“Outstanding Principal” is, on a Final Valuation Date relating to the Stated Maturity Date, an Automatic Redemption or an Optional Redemption of a note, the entire outstanding Aggregate Principal Amount of such note on such date. The “Index Result” is the Final Index Value divided by the Initial Index Value minus 1. The “Fees” are equal to 0.50% multiplied by the number of days from and including the Pricing Date to but excluding the applicable Final Valuation Date divided by 365. “T-Bill Yield” is the yield, expressed as a percentage, equal to the U.S. Treasury Bill return as measured on each date from the day following the Pricing Date to and including the Final Valuation Date and calculated pursuant to the formula described on page P-4.

Upon any redemption of the notes, holders will receive in addition to the Redemption Amount an amount of interest that has accrued on the outstanding Aggregate Principal Amount of the notes for the period from and including the Issue Date to but excluding the Settlement Date. Such “Interest Amount” accrues at a rate of the greater of 0% and three-month U.S. dollar LIBOR (the “Interest Rate Basis”) as displayed on Reuters page “LIBOR01” (or any successor page) minus a “Spread” of 0.27% on the outstanding Aggregate Principal Amount of the notes. This rate will be set initially on the Issue Date and will subsequently reset on each Interest Reset Date. The Interest Amount accrues during each period (each, an “Interest Period”) from and including an Interest Reset Date (or, with respect to the first Interest Period, the Issue Date) to but excluding the immediately following Interest Reset Date (or, with respect to the last Interest Period, the Settlement Date). The Interest Rate Basis for Interest Periods following the initial Interest Period will be reset quarterly on the 1st day of January, April and October, beginning on October 1, 2009 (each, an “Interest Reset Date”). (For the avoidance of doubt, the Interest Rate Basis will not be re-evaluated, even if the Maturity Date is postponed, due to a Market Disruption Event at the end of the final Interest Period. For the further avoidance of doubt, there is a long first Interest Period, with no interpolation.) The accrued Interest Amount will be paid only once on the Settlement Date as part of the Redemption Price.

P-12

The holders of the notes have the right to request an early redemption of the notes in whole, but not in part (i.e., a holder may only redeem the entire Aggregate Principal Amount of the notes), on any Optional Repayment Date at the applicable Redemption Price. To exercise its right to optionally redeem a note, a holder is required to provide written notice to the Calculation Agent, the Trustee and the Issuer by sending a notification in the form entitled “Option To Elect Repayment” attached hereto as Exhibit A. An “Optional Repayment Date” may be any Index Business Day from and excluding the Issue Date to but excluding June 24, 2010, on which notice of the exercise of an Optional Redemption is given in accordance with the terms hereof.

The notes are also subject to automatic redemption in full at the applicable Redemption Price following a Trigger Event. A “Trigger Event” will be deemed to occur on the first Index Business Day from and excluding the Issue Date to but excluding June 24, 2010, on which the closing level of the Index is equal to or less than 85.00% of the Initial Index Value.

Holders will receive payment of the Redemption Price on the Settlement Date. The “Settlement Date” is (i) the Stated Maturity Date with respect to a redemption of notes on the Stated Maturity Date, and (ii) the fifth (5th) New York Business Day following the applicable Final Valuation Date with respect to a redemption of notes following an Optional Redemption or Automatic Redemption. “Trading Day” is each day, as determined by the Calculation Agent, on which trading is generally conducted on the relevant exchange(s) for an applicable commodity included in the Index.

Amounts payable on the Settlement Date are determined by the Calculation Agent in good faith and a commercially reasonable manner on the related Final Valuation Date. The “Final Valuation Date” is (i) with respect to a redemption of notes on the Stated Maturity Date, June 24, 2010 (ii) with respect to a redemption of notes at the option of the holder, the Optional Repayment Date, provided that notice of the exercise of the Optional Redemption is received by the Calculation Agent prior to 11:00 a.m., New York time, on such date, or, if such notice is given after 11:00 a.m., New York time, the first Index Business Day following the date on which such notice is given, and (iii) with respect to an Automatic Redemption of notes upon the occurrence of a certain decline in value of the Index (as described above), the Index Business Day immediately following the Trigger Event.

If the Calculation Agent determines that on a Final Valuation Date (i) a material limitation, suspension or disruption of trading in one or more of the Index Components has occurred, (ii) the settlement price for any Index Component is a “limit price” and/or (iii) the exchange on which any Index Component trades fails to report or publish a settlement price for such Index Component (each, a “Market Disruption Event”), then the applicable Final Valuation Date will be determined in accordance with the provisions of “Disruption Fallback” (as follows):

The Calculation Agent will calculate the Final Index Value using (i) for those Index Components that did not suffer a Market Disruption Event on such Final Valuation Date the final settlement prices for such Index Components on such Final Valuation Date and (ii) for each Index Component that did suffer a Market Disruption Event on such Final Valuation Date the final settlement price for such Index Component on the Trading Day immediately succeeding such Final Valuation Date on which the final settlement price for such Index Component was not affected by a Market Disruption Event; provided that, if a Market Disruption Event has occurred on each of the three (3) Trading Days immediately succeeding such Final Valuation Date, the Calculation Agent will make a good faith estimate of the price of the relevant Index Component and, using that price, determine the Final Index Value.

In the event the Index Publisher and the Index Manager change their method of calculating the Index in any material respect, as determined by the Calculation Agent (which is initially MLCI, the Index Manager), then the Calculation Agent may, in its role as the Calculation Agent, make adjustments necessary in order to arrive at a calculation of value comparable to the Index as if such changes or modifications had not been made and calculate the Final Index Value in accordance with such adjustments. In the event that the Index Publisher and/or the Index Manager cease to publish the Index following the Issue Date and neither the Index Publisher, the Index Manger nor any other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts, then the Final Index Value with respect to the notes will be calculated by the Calculation Agent (which is initially MLCI) in accordance with the formula applied to calculate the Index on the last day on which the Index was published.

P-13

The Issuer cannot redeem the notes prior to maturity (and other than in the case of Automatic Redemption) unless, due to the imposition by Sweden or one of its taxing authorities of any tax, assessment or governmental change subsequent to the date of this issuance of the notes, the Issuer would become obligated to pay additional amounts. If such an imposition occurs, the Issuer may at its option redeem all, but not less than all, the notes by giving notice specifying a redemption date at least 30 days, but not more than 60 days, after the date of the notice. In such event, the redemption price will be equal to the fair market value of the notes on the fifth Trading Day prior to the redemption date, as determined by the Calculation Agent in good faith and in a commercially reasonable manner to be fair and equitable to the holders of the notes (which determination shall be binding on the Issuer and the holders of the notes).

The notes may be subject to acceleration by the holders following the occurrence of Events of Default. The redemption price for each such note being accelerated by the holders shall equal the market value of such note on the date of the declaration of acceleration, as determined by the Calculation Agent.

P-14

ADDITIONAL INFORMATION

Calculation Agent

We have initially appointed MLCI as Calculation Agent for the purpose of determining the Final Index Value, the Redemption Amount and the Interest Amount, as described herein, and for all calculations and determinations regarding Market Disruption Events, any Automatic Redemption, Optional Redemption or redemption due to tax reasons and the interest rate applicable to any overdue payment of the Redemption Price. Unless there is manifest error, these determinations by the Calculation Agent shall be final and binding on us and the holders of the notes.

License Agreement

SEK and MLCI have entered into a non-exclusive sublicense agreement providing for the license to SEK of the right to use the MLCXB04T, and related trademarks, in connection with certain securities, including the notes. The license agreement between SEK and MLCI provides that the following language must be set forth in this pricing supplement:

The MLCI indices are used with permission. Copyright 2008, MLCI. All rights reserved. The MLCI indices may not be copied, used, or distributed without MLCI’s prior written approval. MERRILL LYNCH is a registered service mark of Merrill Lynch & Co., Inc. and is used with permission.

The notes are not sponsored, endorsed, sold or promoted by MLCI. MLCI makes no guarantees, representations or warranties of any kind, express or implied, to any person, including, without limitation, any member of the public regarding the use of the MLCI indices (the "Indices") in respect of the notes, the advisability of investing in securities or commodities generally or of the ability of the Index to track any market performance. Other than in connection with its role as Calculation Agent in respect of the notes, MLCI’s relationship to SEK or any other person or entity in respect to the notes is limited to the licensing of the Indices, which are determined, composed, and calculated by MLCI or its affiliates or designees without regard to SEK or the notes. MLCI and MLPF&S, respectively, retain exclusive ownership of the Indices and the programs and trademarks used in connection with the Indices. Other than in connection with its role as Calculation Agent in respect of the notes, MLCI and its affiliates or designees have no obligation to take the needs of SEK or the purchasers, investors or participants in the notes into consideration in determining, composing or calculating the Indices, nor shall MLCI (other than in connection with its role as the Calculation Agent) or its affiliates or designees have any obligation to continue to calculate or provide the Indices in the future. MLCI may, in its absolute discretion and without prior notice, revise or terminate the Indices at any time. MLCI HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE NOTES, OTHER THAN IN ITS ROLE AS CALCULATION AGENT; AND WITHOUT LIMITING ANY OF THE FOREGOING (EXCEPT TO THE EXTENT THAT CERTAIN AFFILIATES OF MLCI MAY ACT AS UNDERWRITERS IN CONNECTION WITH THE NOTES, IN WHICH CASE LIABILIY SHALL BE DETERMINED IN ACCORDANCE WITH THE DOCUMENTATION FOR SUCH UNDERWRITING, AND EXCEPT THAT MLCI’S LIABILITY IN CONNECTION WITH ITS ROLE AS CALCULATION AGENT SHALL BE DETERMINED PURSUANT TO THE DOCUMENTATION PROVIDING FOR ITS SERVICE IN SUCH ROLE), IN NO EVENT SHALL MERRILL LYNCH OR ANY OF ITS AFFILIATES, NOR ANY OF THEIR PARTNERS, EMPLOYEES, OFFICERS, DIRECTORS OR AGENTS HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS.

P-15

Hypothetical Examples

In the table below, we provide a range of hypothetical returns for the Index. Based on these hypothetical Index returns, we illustrate a range of approximate Redemption Amounts, expressed as a percentage of the principal amount of the notes. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical Index returns could have on the Redemption Amount, assuming all other variables remain constant, subject to the assumptions stated in the footnotes.

Initial Index Value	Final Index Value	Index Performance(1)	T-Bill Yield(2)	Fee Percentage(3)	Redemption Amount(4)	Interest Amount(5)	Redemption Price
620.5598	713.644	15%	1.10%	0.54%	140.08%	$32,833	$1,433,585.87
620.5598	695.027	12%	1.10%	0.54%	131.08%	$32,833	$1,343,585.87
620.5598	676.410	9%	1.10%	0.54%	122.08%	$32,833	$1,253,585.87
620.5598	657.793	6%	1.10%	0.54%	113.08%	$32,833	$1,163,585.87
620.5598	639.177	3%	1.10%	0.54%	104.08%	$32,833	$1,073,585.87
620.5598	620.560	0%	1.10%	0.54%	95.08%	$32,833	$983,585.87
620.5598	601.943	-3%	1.10%	0.54%	86.08%	$32,833	$983,585.87
620.5598	583.326	-6%	1.10%	0.54%	77.08%	$32,833	$803,585.87
620.5598	564.709	-9%	1.10%	0.54%	68.08%	$32,833	$713,585.87
620.5598	546.093	-12%	1.10%	0.54%	59.08%	$32,833	$623,585.87
620.5598	527.476	-15%	1.10%	0.54%	50.08%	$32,833	$533,585.87

The performance of the Index cannot be predicted for any future period. The actual performance of the Index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical return examples set forth below or to the historical levels of the Index set forth elsewhere in this pricing supplement.

(1)

The “Index Performance” equals the Index Result, expressed as a percentage. If, at the close of any Index Business Day prior to the Final Valuation Date, the Index Performance is less than -15%, a Trigger Event will be deemed to have occurred on such Index Business Day and the Issuer will redeem the notes in whole. While the above hypothetical examples relate to the calculation of the payment on a $1,000,000 note if held to maturity, fundamentally similar calculations would be made to determine the Redemption Price that would be paid to you if a trigger event were to occur, except that in the case of any early repurchase, the Index Performance, T-Bill Yield, Fee and Redemption Amount would be calculated on the relevant (earlier) Final Valuation Date.

(2)

For the purpose of the above hypothetical examples, the T-Bill Yield is assumed to be 1.10% T-Bill Yield will be calculated according the formula set forth on page P-4 under the heading “T-Bill Yield.”

(3)

For the purpose of the above hypothetical examples, the Fee Percentage is equal to 0.54% (The “Fee Percentage” is the amount of the Fees if the applicable note is not redeemed until the Stated Maturity Date.) The Fees, as of any Index Business Day, are equal to 0.50% multiplied by the number of calendar days from and including the Pricing Date to but excluding that Index Business Day, divided by 365.

(4)	Redemption Amount expressed as a percentage of principal amount.
(5)

For the purpose of the above hypothetical examples, the three-month LIBOR Rate is assumed to be 3.00% Interest will accrue on a quarterly basis, and will be calculated according to the formula set forth above under “Description of the Notes.”

P-16

Same-Day Funds Settlement and Payment

The initial payment to the Issuer for the notes and all payments of principal and interest thereon will be made in immediately available funds.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company (the Depository) until maturity, and secondary market trading activity in the notes will therefore be required by the Depository to settle in immediately available funds. We cannot assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

THE FUTURES MARKETS

Futures contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. All of the contracts included in the MLCX – Enhanced Benchmark B04 Index are exchange-traded futures contracts. An exchange-traded commodities futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the commodity is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market”.

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearinghouse guarantees the performance of each clearing member which is a party to a futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission.

MLCX - ENHANCED BENCHMARK B04 TOTAL RETURN INDEX

General

The MLCX – Enhanced Benchmark B04 Total Return Index (MLCXB04T) is a fully collateralized version of the MLCX – Enhanced Benchmark B04 Index (MLCXB04), which is itself a modified version of the Merrill Lynch Commodity Index eXtra (MLCX). The MLCXB04T measures the performance of an investment in the commodity markets over time. The MLCXB04T is fully collateralized because it combines the returns of the MLCXB04 with the returns on cash collateral invested in U.S. Treasury Bills.

All disclosure in this pricing supplement regarding the Index, including without limitation, its make-up, method of calculation and changes in its components, is derived from information made available by MLCI, in its capacity as the Index Manager and MLPF&S, in its capacity as Index Publisher. This information reflects the policies of the Index Manager and Index Publisher and is subject to change by the Index Manager and Index Publisher at their discretion. The Index Manager and Index Publisher have no obligation to continue to publish, and may discontinue publication of, the Index.

P-17

Merrill Lynch Commodity Index eXtra

The MLCX was created by the Index Manager in conjunction with the Index Publisher in 2006 and is designed to provide a benchmark for commodity market performance and for investment in commodities as an asset class. The MLCX is comprised of futures contracts on physical commodities. As the exchange traded Futures contracts that comprise the MLCX approach the month before expiration, they are replaced by contracts that have later expiration. This process is referred to as “rolling”. The MLCX rolls over a 15-day period each month. The MLCX is an excess return index that factors in both price movements as well as roll yields.

The Index Manager constructed the MLCX based primarily on the liquidity of the Futures contracts that comprise the MLCX and the value of the global production of each commodity included in the MLCX. The Index Manager believes that these criteria allow the MLCX to reflect the general significance of the MLCX Commodities in the global economy, differentiating between “upstream” and “downstream” commodities, with a particular emphasis on downstream commodities (i.e., those that are derived from other MLCX Commodities). The MLCX composition and weights are typically determined once a year and applied once at the start of each year in January. The methodology for determining the composition, weighting or value of the MLCX and for calculating its level is subject to modification by the Index Manager and Index Publisher, respectively, at any time. The Index Manager has indicated that it expects to modify the MLCX only on rare occasions in order to maintain stability and comparability.

Construction

The MLCX was created using the following four main principles:

1. Liquidity – The Futures contracts that comprise the MLCX should be sufficiently liquid to accommodate the level of trading needed to support the MLCX. The selection mechanism is therefore based primarily on liquidity.

2. Weighting – The weight of each futures contract should reflect the value of the global production of the related commodity, as a measure of the significance of the commodity in the global economy, with appropriate adjustments to avoid “double counting”.

3. Market Sectors – Each Market Sector (as described below) should be adequately represented in the MLCX and the weights should be adjusted to maintain the integrity of the Market Sectors.

4. Rolling – Futures contracts that comprise the MLCX are rolled during a fifteen day period in an attempt to limit the market impact that such contract rolls could have.

The MLCX contains six market sectors identified by the Index Manager: (1) energy; (2) base metals; (3) precious metals; (4) grains & oil seeds; (5) livestock; and (6) soft commodities & others (each a “Market Sector”). Each Market Sector contains a minimum of two and a maximum of four futures contracts, selected by liquidity.

Exchange Selection

The Index Manager initially selected six exchanges, on the basis of liquidity, geographical location and commodity type (the “Selected Exchanges”). To be considered for selection, an exchange must be located in a country that is a member of the Organization for Economic Co-Operation and Development. The exchange must also be a principal trading forum, based on relative liquidity, for U.S. dollar-denominated futures contracts on major physical commodities. The six exchanges currently are: (1) the (a) the NYMEX and (b) the COMEX divisions of the New York Mercantile Exchange (the “NYMEX”); (2) the Chicago Mercantile Exchange (the “CME”); (3) the Chicago Board of Trade (the “CBOT”); (4) the London Metals Exchange (the “LME”); (5) the ICE Futures (formerly known as the International Petroleum Exchange); and (6) the New York Board of Trader (the “NYBOT”).

Contract Selection

Eligibility

To be an “Eligible Contract”, a commodity futures contract must not only be traded on a Selected Exchange, it must also satisfy the requirements for inclusion. In order to be an Eligible Contract, a contract must generally satisfy all of the following requirements:

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• it must be denominated in U.S. dollars;

• it must be based on a physical commodity (or the price of a physical commodity) and provide for cash settlement or physical delivery at a specified time, or during a specified period, in the future;

• detailed trading volume data regarding the contract must be available for at least two years prior to the initial inclusion of the contract in the MLCX;

• the contract must have a Total Trading Volume, or TTV (as defined below), of at least 500,000 contracts for each twelve-month period beginning on July 1 and ending on June 30 being evaluated; and

• Reference Prices must be publicly available on a daily basis either directly from the Selected Exchange or, if available through an external data vendor, on any day on which the relevant exchange is open for business. “Reference Prices” are the official settlement or similar prices posted by the relevant Selected Exchange (or its clearinghouse) with respect to a contract and against which positions in such contract are margined or settled.

An Eligible Contract is selected for inclusion in the MLCX only after application of the requirements for a minimum and maximum number of contracts from each Market Sector. A contract that does not otherwise satisfy all of the foregoing requirements may nevertheless be determined by the Index Manager to be an Eligible Contract and included in the MLCX if the inclusion of the contract is, in the judgment of the Index Manager, necessary or appropriate to maintain the integrity of the MLCX and/or to realize the objectives of the MLCX. Every year the Index Manager will compile a list of all commodity futures contracts traded on the Selected Exchanges and a list of the Eligible Contracts that satisfy the foregoing criteria. This list will be used to determine the commodities futures contracts which will be included in the MLCX.

Liquidity

The Index Manager distinguishes the Eligible Contracts by their liquidity. Liquidity is measured by a contract’s Total Trading Volume and the value of that trading volume. The “Total Trading Volume” (“TTV”) with respect to each contract traded on a Selected Exchange is equal to the sum of the daily trading volumes in all expiration months of the contract on each day during the most recent twelve-month period beginning on July 1 and ending on June 30. The “Contract Size” (“CS”) is the number of standard physical units of the underlying commodity represented by one contract. For example, the Contract Size of a crude oil futures contract is 1,000 barrels. The “Average Reference Price” (“ARP”), which is used to determine the value of the Total Trading Volume, is the average of the Reference Prices of the Front-Month Contract for an MLCX component on each Trading Day during the twelve month period beginning on July 1 and ending on June 30 of each year. A “Front-Month Contract” on any given day is the futures contract expiring on the first available contract expiration month after the date on which the determination is made. A “Trading Day” means any day on which the relevant Selected Exchange is open for trading. “Liquidity” (“LIQ”) is therefore equal to the Total Trading Volume, multiplied by the Contract Size with respect to each contract, multiplied by the Average Reference Price for each contract: LIQ = TTV × CS × ARP.

Once the Liquidity is determined, the Eligible Contracts are listed in order of their Liquidity, from highest to lowest. All six MLCX Market Sectors must be represented by a minimum of two and a maximum of four Eligible Contracts. “Redundant Contracts” are less liquid Eligible Contracts representing a similar commodity and are excluded. For instance, the list of Futures contracts that comprise the MLCX includes an Eligible Contract on WTI crude oil but excludes Brent crude oil as a Redundant Contract.

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The selection of Eligible Contracts and determination of the Futures contracts that comprise the MLCX occurs once a year and the results for the following calendar year will be announced before the first NYMEX Business Day of November. “NYMEX Business Day” is any day that the New York Mercantile Exchange rules define as a trading day.

Based on this selection process, the MLCX may include from 12 to 22 commodity futures contracts. The MLCX currently includes the following 19 contracts:

MLCX Contract	Total Trading Volume (July 2007-June 2008)	Average Reference Price in USD	Contract Size in Units	Liquidity in USD
Crude Oil	133,869,507	96.8912	1,000	12,970,781,213,973
Copper-Grade A	23,173,273	7789.8105	25	4,512,885,142,565
High Grade Primary Aluminum	43,729,124	2680.0617	25	2,929,918,767,115
Natural Gas	34,901,695	8.4649	10,000	2,954,410,476,907
Gasoil	27,313,276	863.2752	100	2,357,887,363,217
Gold	33,404,834	822.8544	100	2,748,731,347,165
NY Harbor RBOB Gasoline	21,269,173	2.5033	42,000	2,236,206,464,057
Special High Grade Zinc	13,982,472	2622.2024	25	916,621,784,250
Corn	55,920,626	4.6693	5,000	1,305,541,352,897
Soybeans	36,628,160	11.6029	5,000	2,124,971,074,413
Primary Nickel	4,394,923	28623.5952	6	754,790,982,328
Wheat	20,639,390	8.5639	5000	883,768,237,251
Silver	8,594,938	15.4245	5000	662,862,082,698
Live Cattle	8,992,289	0.9317	40,000	335,135,117,456
Sugar #11	26,552,898	0.1087	112,000	323,352,440,009
Soybean Oil	15,382,199	0.4970	60,000	458,735,782,887
Coffee “C”	5,710,841	1.3064	37,500	279,782,666,852
Lean Hogs	8,226,729	0.6390	40,000	210,274,540,325
Cotton #2	7,082,722	0.6657	50,000	235,744,235,463

The Average Reference Price in USD used to calculate LIQ is based on four decimals to reflect the fact that some commodities are quoted in US cents.

Weighting

The Index Manager determines the weight of each contract on the basis of the global production of the related commodity, provided that the contract reflects global prices for that commodity. In some cases, however, the Futures contracts that comprise the MLCX only have pricing links to a limited number of markets around the world. For instance, the NYMEX natural gas contract primarily represents the U.S. market and the surrounding North American markets in Canada and Mexico. In addition, some European gas markets, such as the U.K., are developing an increasing link to U.S. natural gas prices through the liquefied natural gas market. As a result, rather than using production of natural gas in the world or in the U.S. to assign a weight to the natural gas contract in the MLCX, the Index Manager has aggregated U.S., Canadian, Mexican and U.K. natural gas production. Similarly, the Index Manager found that U.S. livestock prices can be affected by local issues such as disease and trade restrictions, so it limited the livestock component of the MLCX to production of cattle and hogs in the United States, instead of using global production weights. Also, certain commodities are derived from other commodities in various forms. For example, gasoline and heating oil are produced from crude oil, and, because livestock feed on corn and other grains, they are to an extent derived from agricultural commodities. To avoid “double counting” of such commodities like crude oil or grains used as livestock feed, the Index Manager differentiates between “upstream” and “downstream” commodities and adjusts the global production quantity of the MLCX commodities accordingly.

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Market Sectors

The weight of any given Market Sector in the MLCX is capped at 60% of the overall MLCX and a minimum weight of 3% is applicable to each Market Sector. Even though the MLCX is designed to reflect the significance of the underlying commodities in the global economy, each Market Sector maintains these limits in an attempt to control volatility. The weights of the Market Sectors and index components for 2009, announced January, 2009, are:

Energy	60.00%	Base Metals	11.82%	Grains	16.37%	Livestock	3.00%	Precious Metals	3.17%	Soft Commodities & Others	5.64%
Crude Oil (WTI)	31.34%	Copper - Grade A	5.47%	Wheat	8.19%	Live Cattle	2.13%	Gold	2.75%	Sugar #11	1.52%
Gasoline – RBOB	11.62%	High Grade Primary Aluminum	3.61%	Corn	4.77%	Lean Hogs	0.87%	Silver	0.42%	Coffee “C”	0.90%
Gas oil	12.36%	Primary Nickel	1.58%	Soybeans	3.41%					Soybean Oil	1.60%
Natural Gas	4.68%	Special High Grade Zinc	1.16%							Cotton #2	1.62%

Rolling

Each MLCX component is rolled into the next available contract month in advance of the month in which expiration of the contract occurs. The rolling process takes place over a 15-day period during each month prior to the relevant expiration month for each contract. The rolling process is spread out to limit the effect it might have on the market through the purchase and sale of contracts by investors who might attempt to replicate the performance of the MLCX. The rolling of contracts is effected on the same days for all MLCX components, regardless of exchange holiday schedules, emergency closures or other events that could prevent trading in such contracts. If an MLCX component is rolled on a day on which the relevant contract is not available for trading, the roll will be effected on the basis of the most recent available settlement price.

MLCX Oversight

The Merrill Lynch Commodity MLCX Advisory Committee (the “Advisory Committee”), comprised of individuals internal and external to Merrill Lynch & Co, is expected to assist the Index Manager and Index Publisher in connection with the application of the MLCX principles, advise the Index Manager and Index Publisher on the administration and operation of the MLCX, and make recommendations to the Index Manager and Index Publisher as to any modifications to the MLCX methodology that may be necessary or appropriate. The Advisory Committee is scheduled to meet once a year and may meet more often at the request of the Index Manager and Index Publisher. The Advisory Committee will advise the Index Manager and Index Publisher with respect to the inclusion/exclusion of any of the exchanges and contracts in the MLCX, any changes to the composition of the MLCX or in the weights of the Futures contracts that comprise the MLCX, and any changes to the calculation procedures applicable to the MLCX. The Advisory Committee will act solely in an advisory and consulting capacity. All decisions relating to the composition, weighting or value of the MLCX are made by the Index Manager and Index Publisher.

The MLCX – Enhanced Benchmark B04 Index (MLCXB04)

The MLCX – Enhanced Benchmark B04 Index (MLCXB04) is a modified version of the Merrill Lynch Commodity Index eXtra (MLCX). The modifications consist of changes to the set of commodities (24 commodities in total), different Contract Production Weights and a different roll schedule. The Contract Production Weights are recalculated monthly according to the procedure outlined below. The index is available as an excess return index and a total return index. The MLCXB04T (the Index) is calculated pursuant to the MLCX Handbook with the following modifications:

Preliminary Definitions

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The “Contract Production Weights” (“CPWs”) are the weights of the relevant MLCXB04 Contract (as defined below) in the Index, for purposes of Index calculation. They are recalculated every month.

The “Contract Units” are the weights of the relevant MLCXB04 Contract, for purposes of calculating the monthly Percentage Target Weights based on the contract prices on the first business day before the roll period starts.

Contract Table

The “MLCXB04 Contracts” are listed in the table below with their corresponding roll schedule:

Contract	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Aluminum	H	J	K	M	N	Q	U	V	X	Z	F	G
Brent	J	K	M	N	Q	U	V	X	Z	F	G	H
Cocoa (NYBOT)	H	K	K	N	N	U	U	Z	Z	Z	H	H
Coffee	H	K	K	N	N	U	U	Z	Z	Z	H	H
Copper	H	J	K	M	N	Q	U	V	X	Z	F	G
Corn	H	K	K	N	N	U	U	Z	Z	Z	H	H
Cotton	H	K	K	N	N	Z	Z	Z	Z	Z	H	H
Crude oil (WTI)	H	J	K	M	N	Q	U	V	X	Z	F	G
Feeder Cattle	H	J	K	Q	Q	Q	U	V	X	F	F	H
Gasoil	H	J	K	M	N	Q	U	V	X	Z	F	G
Gasoline (RBOB)	H	J	K	M	N	Q	U	V	X	Z	F	G
Gold	J	J	M	M	Q	Q	Z	Z	Z	Z	G	G
Heating oil (NYMEX)	H	J	K	M	N	Q	U	V	X	Z	F	G
Lead	H	J	K	M	N	Q	U	V	X	Z	F	G
Lean Hogs	J	J	M	M	N	Q	V	V	Z	Z	G	G
Live Cattle	J	J	M	M	Q	Q	V	V	Z	Z	G	G
Natural Gas	M	M	M	M	Z	Z	Z	Z	Z	Z	M	M
Nickel	H	J	K	M	N	Q	U	V	X	Z	F	G
Silver	H	K	K	N	N	U	U	Z	Z	Z	H	H
Soybean	H	K	K	N	N	X	X	X	X	F	F	H
Sugar	H	K	K	N	N	V	V	V	H	H	H	H
Wheat	H	K	K	N	N	U	U	Z	Z	Z	H	H
Wheat (Kansas)	H	K	K	N	N	U	U	Z	Z	Z	H	H
Zinc	H	J	K	M	N	Q	U	V	X	Z	F	G

Month Letter Code: January F, February G, March H, April J, May K, June M, July N, August Q, September U, October V, November X and December Z.

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Percentage Target Weights Calculation

Associated with each MLCXB04 contract there is a Contract Unit (CU) for each year, as listed for 2009 in the table below.

Commodity	2009 CU
Aluminum	36.198
Brent	5364.404
Cocoa (NYBOT)	3.602584
Coffee	16402.18
Copper	15.84
Corn	26040.59
Cotton	46706.92
Crude oil (WTI)	15418.16
Feeder Cattle	14720.39
Gasoil	225.6823
Gasoline (RBOB)	71853.63
Gold	80.76268
Heating oil	67072.57
Lead	7.03
Lean Hogs	63629.95
Live Cattle	87753.95
Natural Gas	28781.35
Nickel	1.242
Silver	622.4385
Soybean	7134.814
Sugar	326600
Wheat	18284.34
Wheat (Kansas)	3648.02
Zinc	10.008

The Percentage Target Weights are calculated using the Contract Units and the prices of the Reference Contracts on the first business day preceding the start of the roll period. The Reference Contracts for each commodity are given in the following table.

Contract	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Aluminum	G	H	J	K	M	N	Q	U	V	X	Z	F
Brent	H	J	K	M	N	Q	U	V	X	Z	F	G
Cocoa (NYBOT)	H	H	K	K	N	N	U	U	Z	Z	Z	H
Coffee	H	H	K	K	N	N	U	U	Z	Z	Z	H
Copper	G	H	J	K	M	N	Q	U	V	X	Z	F
Corn	H	H	K	K	N	N	U	U	Z	Z	Z	H
Cotton	H	H	K	K	N	N	Z	Z	Z	Z	Z	H
Crude oil (WTI)	G	H	J	K	M	N	Q	U	V	X	Z	F
Feeder Cattle	H	H	J	K	Q	Q	Q	U	V	X	F	F
Gasoil	G	H	J	K	M	N	Q	U	V	X	Z	F
Gasoline (RBOB)	G	H	J	K	M	N	Q	U	V	X	Z	F
Gold	G	J	J	M	M	Q	Q	Z	Z	Z	Z	G
Heating oil (NYMEX)	G	H	J	K	M	N	Q	U	V	X	Z	F
Lead	G	H	J	K	M	N	Q	U	V	X	Z	F
Lean Hogs	G	J	J	M	M	N	Q	V	V	Z	Z	G
Live Cattle	G	J	J	M	M	Q	Q	V	V	Z	Z	G

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Natural Gas	G	H	J	K	M	N	Q	U	V	X	Z	F
Nickel	G	H	J	K	M	N	Q	U	V	X	Z	F
Silver	H	H	K	K	N	N	U	U	Z	Z	Z	H
Soybean	H	H	K	K	N	N	X	X	X	X	F	F
Sugar	H	H	K	K	N	N	V	V	V	H	H	H
Wheat	H	H	K	K	N	N	U	U	Z	Z	Z	H
Wheat (Kansas)	H	H	K	K	N	N	U	U	Z	Z	Z	H
Zinc	G	H	J	K	M	N	Q	U	V	X	Z	F

Month Letter Code: January F, February G, March H, April J, May K, June M, July N, August Q, September U, October V, November X and December Z.

For each commodity i, the Percentage Target Weight of month j (denoted by PTWij) is calculated according to the following formula:

where RCPij is the price of Reference Contract for commodity i on the first business day preceding the start of the roll period of month j and CUi are the Contract Units for commodity i.

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Performance of the Index

The MLCXB04T was launched in November 2007 and, accordingly, there is no actual historical data on the Index prior to October 2007. The following table (indicating month-end prices) sets forth the hypothetical historical performance of the Index in the period from January 2002 to November 2007 and the actual performance of the Index in the period from December 2007 through April 2009. This hypothetical and historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On the Pricing Date the closing level of the Index was 620.5598.

Month End	Price	Month End	Price	Month End	Price
1/31/2002	232.3533	7/30/2004	548.9899	1/31/2007	741.2341
2/28/2002	243.1414	8/31/2004	540.2875	2/28/2007	776.7642
3/29/2002	275.6024	9/30/2004	611.8207	3/30/2007	805.385
4/30/2002	279.1017	10/29/2004	641.4528	4/30/2007	810.0515
5/31/2002	269.7948	11/30/2004	625.5575	5/31/2007	798.5191
6/28/2002	280.493	12/31/2004	577.789	6/29/2007	825.3701
7/31/2002	282.0793	1/31/2005	621.377	7/31/2007	873.1083
8/30/2002	301.8972	2/28/2005	666.2468	8/31/2007	840.103
9/30/2002	315.444	3/31/2005	724.2567	9/28/2007	921.643
10/31/2002	301.9994	4/29/2005	671.192	10/31/2007	1011.3528
11/29/2002	302.6344	5/31/2005	668.0436	11/30/2007	982.2328
12/31/2002	328.0516	6/30/2005	712.9838	12/31/2007	1044.428
1/31/2003	356.6985	7/29/2005	750.8559	1/31/2008	1045.254
2/28/2003	383.2675	8/31/2005	848.929	2/29/2008	1164.092
3/31/2003	344.4071	9/30/2005	860.8508	3/31/2008	1152.1899
4/30/2003	330.9438	10/31/2005	792.4527	4/30/2008	1243.979
5/30/2003	361.5581	11/30/2005	772.7991	5/30/2008	1363.8199
6/30/2003	365.8235	12/30/2005	810.1799	6/30/2008	1494.2469
7/31/2003	371.5022	1/31/2006	860.4987	7/31/2008	1316.631
8/29/2003	388.0659	2/28/2006	787.4888	8/29/2008	1224.028
9/30/2003	373.7176	3/31/2006	829.5512	9/30/2008	1066.13
10/31/2003	388.2867	4/28/2006	888.9319	10/31/2008	772.5324
11/28/2003	399.38	5/31/2006	882.3941	11/28/2008	662.2989
12/31/2003	423.7335	6/30/2006	901.2256	12/31/2008	592.0637
1/30/2004	431.0724	7/31/2006	916.4407	1/30/2009	552.9705
2/27/2004	467.6967	8/31/2006	868.4778	2/27/2009	525.2422
3/31/2004	481.3738	9/29/2006	783.8511	3/31/2009	549.4174
4/30/2004	498.4889	10/31/2006	766.8553	4/30/2009	545.7234
5/31/2004	524.7939	11/30/2006	809.7513
6/30/2004	507.0564	12/29/2006	763.4688

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The following graph illustrates the trend in the MLCXB04T from January 31, 2002 through May 26, 2009.

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations that may be relevant to a beneficial owner of a note who purchases the note at original issuance at the issue price, who holds the note as a capital asset, and who is a U.S. domestic corporation or other entity that generally is subject to U.S. federal income tax on a net income basis (a “U.S. holder”). This summary is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described in this pricing supplement, possibly with retroactive effect. This summary does not address tax considerations applicable to holders that may be subject to special tax rules, such as mutual funds, dealers or traders in securities, financial institutions, tax-exempt entities, holders that hold the notes as a part of a hedging, straddle, conversion or other integrated transaction, or U.S. Holders (as defined below) whose functional currency is not the United States dollar.

The discussion set out below is intended only as a summary of certain United States federal income tax consequences of an investment in the notes. Prospective investors are urged to consult their tax advisors as to the tax consequences of an investment in the notes, including the application to their particular situations of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.

No statutory, administrative or judicial authority directly addresses the treatment of the notes for U.S. federal income tax purposes. The characterization of the notes for such purposes therefore is uncertain. Prospective investors should consult their tax advisors regarding the characterization of the notes. In general, however, the Internal Revenue Service could take the view that all or a portion of the return on the notes should be included in income on a current basis, in which event that return would be taxable as ordinary income. Prospective investors should consult their advisors regarding the amount and character of any gain or loss on the sale, retirement or other taxable disposition of the notes.

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PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in an Agency Agreement dated December 15, 2008, and a Terms Agreement dated May 26, 2009 (the “Agreements”), we have agreed to sell to Merrill Lynch, and Merrill Lynch has agreed to purchase, all of the notes offered hereby at the Issue Price. Under the terms and conditions of the Agreements, Merrill Lynch is committed to take and pay for all of the notes, if any are taken.

Merrill Lynch proposes to offer the notes at the Issue Price.

In connection with the offering, Merrill Lynch may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover positions created by short sales. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes. Short sales involve the sale by Merrill Lynch of a greater aggregate principal amount of notes than it is required to purchase in the offering.

These activities may stabilize, maintain, or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The notes are a new issue of securities with no established trading market. Merrill Lynch is not obligated to make a market in the notes, and, even if it does so, it may discontinue market-making at any time without notice. The notes will not be listed on any securities exchange, and there may not be a secondary market for the notes. We cannot give any assurance as to the liquidity of the trading market for the notes.

We have agreed to indemnify Merrill Lynch against, or to make contributions relating to, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

From time to time, Merrill Lynch and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees. In particular, MLCI, an affiliate of Merrill Lynch, is the writer of a hedge of our obligation under the notes.

Merrill Lynch has agreed to pay the out-of-pocket expenses (other than our internal costs and expenses) of the issue of the notes.

The initial sale of the notes in this offering entails a longer settlement period than is customary for similar debt securities. Merrill Lynch expects to deliver the notes against payment on June 2, 2009.

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EXHIBIT A

OPTION TO ELECT REPAYMENT

Dated:	[After the Issue Date of the notes and prior to 11:00 a.m. (New York time) on June 23, 2010]

Merrill Lynch Commodities, Inc, as Calculation Agent 20 East Greenway Plaza, Suite 700	The Bank of New York Mellon Trust Company, N.A. as Trustee 101 Barclay Street	Aktiebolaget Svensk Exportkredit (Publ), as Issuer Västra Trädgårdsgaten 11B
Houston, TX 77046	New York, NY 10286	10327 Stockholm, Sweden
Attn.: Mr. Jeff Russi, or Mr. Trent Stout	Attn.: Corporate Trust Office	Attn.: Middle Office
Fax No.: (713) 544-5525, or (713) 544-1458		Fax No.: +(46)(8) 411-4813

The undersigned hereby irrevocably request(s) and instruct(s) the Issuer to repay the note identified in the attached document pursuant to its terms at the applicable Redemption Price as determined by the Calculation Agent in accordance with the terms of the Note, to the undersigned, at

(Please print or typewrite name and address of the undersigned)

Terms not defined herein have the meanings given to such terms in the Note.

The undersigned certifies that (i) it is, or is duly authorized to act for, the beneficial owner of the note (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its note) and (ii) it will cause the note to be repaid pursuant hereto to be transferred to the Trustee at its Corporate Trust office located at the above address on the Settlement Date.

Very truly yours, [Name of Holder]

By:

Receipt of the above Option to Elect Payment

is hereby acknowledged Merrill Lynch Commodities, Inc.,

as Calculation Agent

By:
Title:
Date and time of acknowledgement:

A-1

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement.  You must not rely on any unauthorized information or representations.  This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement is current only as of its date.

$10,000,000

AKTIEBOLAGET SVENSK

EXPORTKREDIT (Publ)

(Swedish Export

Credit Corporation)

Commodity Index Linked Notes

due July 1, 2010

Merrill Lynch & Co.